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                                                                      EXHIBIT 99

           NEWS RELEASE
           Release Dates: Immediate
           Media Contact: Ed Hansen            Investor Contact:  Debbie Isbitts
           (404) 287-0893                      (404) 815-0770, Ext. 22583
           edhansen@mindspring.net             disbitts@mindspring.net

                  MINDSPRING ANNOUNCES TWO-FOR-ONE STOCK SPLIT

ATLANTA (May 25, 1999) MindSpring Enterprises, Inc. (NASDAQ: MSPG) today announced that its Board of Directors has declared a two-for-one stock split in the form of a stock dividend.

        The record date for the stock split will be June 11, 1999. Stockholders of record at the market close on that date will receive one additional share of MindSpring common stock for each share held. Distribution of the additional shares will take place on June 25, 1999. The stock split is subject to the filing with the Delaware Secretary of State of a Certificate of Amendment to MindSpring's Certificate of Incorporation that increases the number of authorized shares of MindSpring Common Stock. This amendment, which was approved by MindSpring stockholders today, is expected to be filed tomorrow, May 26, 1999.

        "We are extremely pleased to announce this two-for-one stock split," Charles M. Brewer, MindSpring's Chairman and Chief Executive Officer, said. "We believe this action will help widen the distribution and enhance the marketability of MindSpring's common stock and bring the price per share of MindSpring's common stock and number of shares outstanding into a range which should generate increased interest from current and new shareholders."

ABOUT MINDSPRING

MindSpring Enterprises, Inc. (Nasdaq:MSPG) is a leading Internet service provider focused on delivering outstanding service and support to its customers. By following its Core Values And Beliefs, MindSpring is committed to doing an exceptional job of serving its customers, its employees, its owners and its community. MindSpring's dial-up subscribers can browse the World Wide Web, send electronic mail, participate in informative online chats and access over 20,000 newsgroups. MindSpring offers local Internet service in more than 825 locations throughout the United States. MindSpring is also a leading provider of Web Hosting services and domain registrations. For more information about MindSpring's services, please visit the Web site <http://www.mindspring.net/> or call 1-888-MSPRING.

MINDSPRING HAS RECEIVED THE FOLLOWING AWARDS & RECOMMENDATIONS:
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-   1998 MVP Award for Best National ISP, "It's a no-brainer for Internet access and small-biz Web hosting." -- PC Computing, January 1999. Reiterated as a five-star Top Pick for Best Small Business ISP, May 1999 -- "This provider proves that choosing an ISP for business doesn't have to be painful."

- 1998 HOC 100 Editor's Gold Award for Internet Service Provider, "Neither consumer-cute nor no-frills/no-fun, MindSpring is both the easiest and most efficient ISP for home-based workers.@ -- Home Office Computing, December 1998.

- World Class Award for Best ISP, "It's hard to improve on what readers tell us is the best support in the business," -- PC World, July 1998.

- Best ISP Start Page, "Organized, comprehensive, and friendly -- in other words, a great place to start," FamilyPC, July 1998.

- Buy It recommendation of MindSpring as the national ISP providing the best value, ". . .its software selection beats the pants off the competition, and MindSpring's technical support gets our nod as the best overall," --
    CNET: The Computer Network, November 1997 (Reiterated July 1998).

- Best Buy, "This company prides itself on being 'patient,'" Smart Money Interactive, June 1998.

-   "Best Buy" for Web Hosting, Home Office Computing, April 1998.